Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

The Elmet Group Co.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	Other	3,616,003	$17.34	$62,701,492.02	0.0001381	$8,659.08

Total Offering Amounts:						$62,701,492.02		8,659.08
Total Fee Offsets:								0.00
Net Fee Due:								$8,659.08

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Offering Note(s)

(1)	This Registration Statement registers 3,616,003 shares of common stock, par value $0.001 per share (the “Common Stock”), of The Elmet Group Co. (the “Registrant”) that will be reserved for issuance under The Elmet Group Co. 2026 Equity Incentive Plan. Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, on a basis of the average of the high and low sales prices of the Common Stock last reported on The Nasdaq Capital Market on April 24, 2026.